Consent of Independent Registered Public Accounting Firm
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The board and shareholders
AXP Market Advantage Series, Inc.:
     AXP Portfolio Builder Conservative Fund
     AXP Portfolio Builder Moderate Conservative Fund
     AXP Portfolio Builder Moderate Fund
     AXP Portfolio Builder Moderate Aggressive Fund
     AXP Portfolio Builder Aggressive Fund
     AXP Portfolio Builder Total Equity Fund
     AXP S&P 500 Index Fund
     AXP Small Company Index Fund


We consent to the use of our reports included herein and to the references to our Firm under the headings "Financial Highlights" in Part A and "Independent Registered Public Accounting Firm" in Part B of the Registration Statement.



/s/ KPMG LLP
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    KPMG LLP
    Minneapolis, Minnesota
    March 29, 2005